As filed with the Securities and Exchange Commission on January 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Evolent Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	32-0454912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1812 North Moore Street, Suite 1705

Arlington, Virginia 22209

(Address of Principal Executive Offices) (Zip Code)

Stand-Alone Restricted Stock Unit Award Agreement

(Full title of the plan)

Jonathan Weinberg, Esq.

General Counsel

Evolent Health, Inc.

1812 North Moore Street, Suite 1705

Arlington, Virginia 22209

(571) 389-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Elizabeth A. Morgan, Esq.

King & Spalding LLP

1290 Avenue of the Americas

14th Floor

New York, NY 10104

(212) 556-2100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed, pursuant to General Instruction E of Form S-8, by Evolent Health, Inc. (the “Company”) to register an additional 587,500 shares of the Company’s Class A common stock, $0.01 par value per share (the “Common Stock”), issuable upon the vesting of restricted stock units granted to Mario Ramos, in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual, to induce him to accept employment with the Company as its Chief Financial Officer. These awards were approved by the Compensation Committee of the Company’s Board of Directors outside of the Evolent Health, Inc. Amended and Restated 2015 Omnibus Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

We are not filing or including in this Registration Statement the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission, except for any document or portion thereof deemed to be furnished and not filed in accordance with the Commission’s rules:

a)	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 21, 2025;

b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the Commission on May 9, 2025, August 11, 2025, and November 7, 2025;

c)

Our Current Reports on Form 8-K filed with the Commission on January 30, 2025, February  4, 2025, April  22, 2025, June  5, 2025, June  20, 2025, August  18, 2025, August  19, 2025, August  21, 2025, September  23, 2025, November  6, 2025, December  2, 2025 and December 8, 2025;

d)

Our Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Stockholders, filed by the Company with the SEC on April  25, 2025 (with respect to the information contained therein that is incorporated by reference in Part III of our Annual Report on Form 10-K for the year ended December 31, 2024); and

e)	The description of our Common Stock contained in Exhibit 4.6 of our Annual Report on Form 10-K filed with the Commission on February 23, 2022.

In addition, all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification and Limitation of Directors’ and Executive Officers’ Liability.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our second amended certificate of incorporation provides for indemnification by Evolent Health, Inc. of its directors, officers and employees to the fullest extent permitted by the DGCL. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to Evolent Health, Inc. with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

We have entered into customary indemnification agreements with each of our directors and officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also require us to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation of Evolent Health, Inc., filed as Exhibit 3.1 to the Company’s Report on Form 8-K filed with the SEC on June 15, 2016, and incorporated herein by reference.

3.2	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Evolent Health, Inc., dated June 10, 2021, filed as Exhibit 3.1 to the Company’s report on Form 8-K filed with the SEC on June 10, 2021 and incorporated herein by reference.

3.3	Third Amended and Restated By-laws of Evolent Health, Inc., filed as Exhibit 3.1 to the Company’s Report on Form 8-K filed with the SEC on December 14, 2020, and incorporated herein by reference.

4.1*†+	Form of Stand-Alone Restricted Stock Unit Award Agreement

5.1*	Opinion of King & Spalding LLP

23.1*	Consent of King & Spalding LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.
+	Certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on January 2, 2026.

EVOLENT HEALTH, INC.

By:	/s/ Seth Blackley
Seth Blackley
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Seth Blackley and Jonathan Weinberg and each of them singly, his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the 2nd day of January 2026.

Signature	Title	Date

/s/ Seth Blackley Seth Blackley	Chief Executive Officer and Director (Principal Executive Officer)	January 2, 2026

/s/ Mario Ramos Mario Ramos	Chief Financial Officer (Principal Financial Officer)	January 2, 2026

/s/ Aammaad Shams Aammaad Shams	Chief Accounting Officer and Controller (Principal Accounting Officer)	January 2, 2026

/s/ Toyin Ajayi, MD Toyin Ajayi, MD	Director	January 2, 2026

/s/ Craig Barbarosh Craig Barbarosh	Director	January 2, 2026

/s/ Russell Glass Russell Glass	Director	January 2, 2026

/s/ Peter Grua Peter Grua	Director	January 2, 2026

/s/ Shawn Guertin Shawn Guertin	Director	January 2, 2026

/s/ Richard Jelinek Richard Jelinek	Director	January 2, 2026

/s/ Kim Keck Kim Keck	Director	January 2, 2026

/s/ Jill Smith Jill Smith	Director	January 2, 2026

/s/ Brendan Springstubb Brendan Springstubb	Director	January 2, 2026